Exhibit 10.14


                     AMENDED AND RESTATED LICENSE AGREEMENT


         THIS AMENDED AND RESTATED LICENSE AGREEMENT, dated as of July 10, 1995, is between The General Hospital Corporation, a not-for-profit Massachusetts corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 ("GENERAL") and Metasyn, Inc., a corporation of Delaware having offices at 71 Rogers Street, Cambridge, MA 02142 ("METASYN"), and amends and restates, from and after the date hereof, a License Agreement effective as of March 24, 1992 (the "LICENSE EFFECTIVE DATE") between GENERAL and METASYN.

                                   WITNESSETH

         WHEREAS, under research programs funded by the GENERAL, the GENERAL Department of Radiology through research conducted by Randall B. Lauffer and Thomas J. Brady has developed certain inventions pertaining to Hepatobiliary NMR Contrast Agents;

         WHEREAS, GENERAL has filed U.S. Patent Applications as identified in Appendix A and all rights, title and interest in said applications have been assigned to GENERAL by the inventors;

         WHEREAS, GENERAL represents to the best of its knowledge and belief that it is the owner of all rights, title and interest in said patent applications and has the right and ability to grant the licenses hereinafter described;

         WHEREAS, as a center for research and education, GENERAL is interested in licensing PATENT RIGHTS and thus benefiting the public and GENERAL by facilitating the dissemination of the results of their research in the form of useful products, but is without the capacity to commercially develop, manufacture, and distribute any such products; and

         WHEREAS, METASYN having such capacity, desires to commercially develop, manufacture, use and distribute such products throughout the world;

         NOW THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the parties hereto agree as follows:

                                 1. DEFINITIONS

         1.1. The term "ACCOUNTING PERIOD" shall mean any January through June or July through December in which PRODUCT is manufactured or sold.

         1.2. The term "AFFILIATE" as applied to METASYN shall mean METASYN and any company or other legal entity other than METASYN in whatever country organized, controlling, controlled by or under common control with METASYN. The term "control" means possession, direct or indirect, of the powers to direct or cause the direction of


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the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

         1.3. The term "FIELD" shall mean the use of paramagnetic contrast agents in the magnetic resonance imaging of normal and pathological conditions in man and animals.

         1.4. The term "FIRST COMMERCIAL SALE" shall mean in each country the first sale of any PRODUCT by METASYN, its AFFILIATES or SUBLICENSEES, following approval, where required, of its marketing by the appropriate governmental agency for the country in which the sale is to be made.

         1.5. The term "NET SALES PRICE" shall mean the gross billing price of any PRODUCT as invoiced to the customer by METASYN or its AFFILIATES, less (1) a bad debt allowance of [ ]* of the gross billing price and (2) the following amounts actually paid out by METASYN or its AFFILIATES, or credited by them against the gross billing price of any PRODUCT:

                  (a)      discounts allowed;

                  (b)      refunds or allowances for damaged or outdated goods;

                  (c)      transportation charges or allowances;

                  (d)      customs, duties or charges; and

                  (e) sales or other excise taxes or other governmental charges levied on or measured by sales but not franchise or income taxes of any kind whatsoever.

         Transfer of a PRODUCT to an AFFILIATE for sale by the AFFILIATE shall not be considered a sale; in the case of such a transfer the NET SALES PRICE shall be based on the gross billing price of the PRODUCT by the AFFILIATE as invoiced to its customer.

         Every commercial use or disposition by METASYN or any of its AFFILIATES or SUBLICENSEES of any PRODUCT (excluding any use for (i) assuring product testing or control, (ii) promotional distribution to physicians by or on behalf of METASYN or any of its AFFILIATES or SUBLICENSEES or (iii) distribution to researchers by or on behalf of METASYN or any of its AFFILIATES or SUBLICENSEES or (iv) obtaining regulatory approvals), in addition to a bonafide sale to a bonafide customer (not to be construed as including METASYN or any such AFFILIATE or SUBLICENSEE), shall be considered a sale of such PRODUCT at the NET SALES PRICE then payable in an arm's length transaction.

         In the event any PRODUCT is sold as a component of a combination of functional elements, NET SALES PRICE for purposes of determining royalty payments on such combination shall be calculated by the fraction A over A+B, in which "A" is the gross selling price of the PRODUCT portion of the combination when sold separately during the



*Confidential information omitted and filed with the Commission.

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ACCOUNTING PERIOD in which the sale was made, and "B" is the gross selling price of the other active elements of the combination sold separately during the ACCOUNTING PERIOD in question. In the event that no separate sale of either such above designated PRODUCT or such above designated elements of the combination is made during the ACCOUNTING PERIOD in which the sale was made, NET SALES PRICE shall be calculated by multiplying NET SALES PRICE of such combination by the fraction C over C+D, in which "C" is the standard fully-absorbed cost of the PRODUCT portion of such combination, and "D" is the standard fully absorbed cost of the other component(s), with such costs being determined in accordance with generally accepted accounting practices.

         1.6. The term "PATENT RIGHTS" shall mean the U.S. patents and patent applications and the international patent applications identified in Appendix A and any division, continuation, continuation-in-part thereof, any foreign patent applications corresponding to any such applications or any United States or foreign patents or the equivalent thereof issuing thereon or any reissue or extension thereof.

         1.7. The term "PRODUCT" shall mean any article of manufacture or any other article of commerce for use in the FIELD whose manufacture, use or sale is covered by a VALID CLAIM of any PATENT RIGHTS.

         1.8. The term "SUBLICENSEE" shall mean any non-AFFILIATE third party licensed by METASYN to manufacture, use or sell any PRODUCT.

         1.9. The term "VALID CLAIM" shall mean any claim of any PATENT RIGHT that has not (i) expired or been abandoned, or (ii) been finally rejected or declared invalid or unenforceable by a patent office or court of competent jurisdiction in an unappealed and unappealable decision.

                                   2. LICENSE

         2.1.     GENERAL hereby grants to METASYN and its AFFILIATES:

                  (a) an exclusive worldwide royalty-bearing license in the FIELD under PATENT RIGHTS to make, have made, use and sell PRODUCT; and

                  (b) to the extent that GENERAL is precluded by the laws of a particular country from granting to METASYN and its AFFILIATES an exclusive license with respect to such country, a license with as great a degree of exclusivity as is permitted under the applicable laws of such country, but in no event less than a nonexclusive, royalty-bearing license in the FIELD under PATENT RIGHTS to make, have made, use and sell PRODUCTS; and

                  (c) the right to sublicense PATENT RIGHTS exclusively licensed to METASYN provided that the existence of any such sublicense shall not relieve METASYN of any of its obligations hereunder.

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         2.2. All licenses to PATENT RIGHTS granted hereunder are subject to (i)
GENERAL's right to make and to use the subject matter described and claimed in PATENT RIGHTS for research and clinical purposes but for no other purpose and
(ii) for any invention conceived or first reduced to practice in the course of research supported in part by funds from any U.S. federal agency, the obligations established by U.S. law including 35 USC 200-212 and 35 CFR Part 401 and such laws and regulations as may be applicable.

         2.3. It is understood and agreed that nothing herein shall be construed to grant METASYN any license, express or implied, under any patent application or patent in which GENERAL has ownership rights except for the licenses to PATENT RIGHTS expressly granted in this Section 2.

         2.4. The above licenses to sell PRODUCT include the right to grant to the purchaser of PRODUCT from METASYN, its AFFILIATES or SUBLICENSEES the right to use such purchased PRODUCT in a method coming within the scope of PATENT RIGHTS.

                          3. DUE DILIGENCE OBLIGATIONS

         3.1. METASYN, its AFFILIATES and SUBLICENSEES shall use due diligence to develop PRODUCTS for commercial sales and distribution throughout the world and to such end, shall seek to achieve the following objectives in accordance with the following schedule:

                  (a) initiate Good Manufacturing Practices production of clinical trial quantities of a PRODUCT within [ ]* of the LICENSE EFFECTIVE DATE;

                  (b) initiate animal toxicity studies of a PRODUCT within [ ]* of LICENSE EFFECTIVE DATE; and

                  (c) initiate a human clinical study of a PRODUCT within [ ]* of LICENSE EFFECTIVE DATE.

         In the event any objective identified herein or subsequently designated as provided herein cannot be met for technical or regulatory reasons that the parties could not have reasonably foreseen or that are beyond the reasonable control of METASYN, its AFFILIATES or SUBLICENSEES, GENERAL shall not unreasonably withhold its assent to any revision in the schedule whenever requested in writing by METASYN, its AFFILIATES or SUBLICENSEES and supported by evidence of such technical difficulties or delays in the regulatory process.

         3.2. At intervals no longer than every six (6) months, METASYN shall report in writing to GENERAL on progress made toward the objectives designated in accordance with Paragraph 3.1.




*Confidential information omitted and filed with the Commission.

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         4. FILING. PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

         4.1. GENERAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS. GENERAL shall use reasonable efforts to obtain the issuance of the broadest valid claims in such applications in such countries as METASYN may, from time to time specify. METASYN shall reimburse GENERAL for all reasonable costs incurred by GENERAL both prior to and subsequent to the LICENSE EFFECTIVE DATE for the preparation, filing, prosecution and maintenance of all PATENT RIGHTS ("COSTS") except as hereinafter provided, provided that patent counsel selected by GENERAL is acceptable to METASYN. With respect to COSTS incurred by GENERAL prior to the LICENSE EFFECTIVE DATE, GENERAL shall provide METASYN with a detailed accounting of such COSTS within thirty (30) days of the LICENSE EFFECTIVE DATE and METASYN shall reimburse GENERAL for such costs in twenty four
(24) equal monthly installments commencing on the first day of the month following the month in which METASYN receives such accounting. With respect to COSTS incurred subsequent to the LICENSE EFFECTIVE DATE, GENERAL shall be reimbursed by METASYN within thirty (30) days of receipt of GENERAL's notice of payment of such COSTS and any COSTS not reimbursed within said thirty (30) days shall be charged interest at the rate of 1.5 percent per month compounded each thirty (30) days they remain unpaid. Subsequent to the LICENSE EFFECTIVE DATE, GENERAL (and by instruction, its patent counsel) shall consult with METASYN and its patent counsel as to the preparation, filing, prosecution and maintenance of such PATENT RIGHTS and shall furnish to METASYN copies of documents relevant to such preparation, filing, prosecution or maintenance sufficiently prior to filing such documents or making any payment due thereunder to allow for review and comment by METASYN. If, as a result of any such review, METASYN shall elect not to pay the expenses of any patent application or patent included in PATENT RIGHTS, METASYN shall so notify GENERAL within thirty (30) days of the receipt of such documents and shall thereby surrender its rights under such patent application or patent, provided, however, that METASYN shall remain obligated to reimburse GENERAL for any costs incurred with respect to such patent application or patent prior to said election.

         4.2. METASYN may offset royalty payments payable by METASYN to GENERAL pursuant to Section 5 hereof during any ACCOUNTING PERIOD against up to [ ]* of all reimbursable expenses described in Paragraph 4.1 and incurred during the same or any prior ACCOUNTING PERIOD; provided, however, that the aggregate amount of expenses offset shall not reduce royalties payable by METASYN during such ACCOUNTING PERIOD by more than [ ]*.

         4.3. GENERAL agrees that it shall not abandon the prosecution of any patent applications under PATENT RIGHTS nor shall it fail to make to any payment or fail to take any other action necessary to obtain or maintain a patent under PATENT RIGHTS unless it has notified METASYN in sufficient time for METASYN to assume such prosecution, make such payment or take such action, and METASYN shall thereafter have the right to prosecute and/or maintain such PATENT RIGHTS at its expense in GENERAL's name, and GENERAL shall thereafter render to METASYN all necessary assistance in order to facilitate such prosecution and/or maintenance.


*Confidential information omitted and filed with the Commission.

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         5. CONSIDERATION AND ROYALTIES

         5.1. As additional consideration for the license granted hereunder, METASYN shall issue and sell to GENERAL 125,585 shares of the common stock, $0.01 par value per share, of METASYN (the "SHARES") at par value.

         5.2. On all sales of PRODUCTS anywhere in the world by METASYN and its AFFILIATES, METASYN shall pay GENERAL royalties in accordance with the following schedule, such undertaking and schedule having been agreed to for the purpose of reflecting and advancing the mutual convenience of the parties. For each PRODUCT sold by METASYN or its AFFILIATES;

                  (a) [ ]* of the NET SALES PRICE on each PRODUCT manufactured, used or sold in any country wherein such manufacture, use or sale would, except for the license granted by this Agreement, infringe a VALID CLAIM of any PATENT RIGHTS licensed exclusively to METASYN; and

                  (b) [ ]* of the NET SALES PRICE on each PRODUCT manufactured, used or sold in any country wherein such manufacture, use or sale would, except for the license granted by this Agreement, infringe a VALID CLAIM of any PATENT RIGHTS licensed non-exclusively to METASYN.

         5.3. On all sales of PRODUCT anywhere in the world by SUBLICENSEES, so long as the PRODUCT manufactured, used or sold in any country is covered by a VALID CLAIM of any PATENT RIGHTS in such country, METASYN shall pay GENERAL a royalty of [ ]* of all royalties on sales of PRODUCTS received by METASYN from SUBLICENSEES under the terms of the sublicenses between METASYN and said SUBLICENSEES (but not including any amounts received by METASYN which are not based on sales of PRODUCTS by such SUBLICENSEE, including without limitation any expense reimbursements, license fees, technology transfer fees, up-front payments, milestone payments, funding for collaborative research and development pertaining to any PRODUCT or the proceeds from the sale of equity in METASYN); provided, however, that the royalty payable to GENERAL by METASYN with respect to sales of PRODUCTS by any SUBLICENSEE for any ACCOUNTING PERIOD shall not be less than [ ]* of the NET SALES PRICE of the PRODUCTS sold by such SUBLICENSEE during the same ACCOUNTING PERIOD.

         5.4. In the event METASYN requires rights under patents owned by a third party to practice PATENT RIGHTS licensed hereunder, METASYN may reduce the amount paid GENERAL hereunder by [ ]* the amount paid to such third party or parties, provided, however, that the aggregate of any reduction in royalties under this Paragraph 5.4 shall not exceed [ ]* of any royalty payment otherwise due GENERAL under Paragraph 5.2 of this Agreement.


*Confidential information omitted and filed with the Commission.

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         5.5. If any license granted pursuant to Section 2 shall be or become non-exclusive and GENERAL shall license any PATENT RIGHT to another licensee for the purpose of making using or selling PRODUCTS in the FIELD and accept a royalty or royalties more favorable to such licensee than herein provided for METASYN, GENERAL shall give written notice thereof to METASYN and as of the LICENSE EFFECTIVE DATE of such more favorable royalty or royalties, METASYN's obligation hereunder to pay royalty or royalties to GENERAL shall be revised to the more favorable rate.

         5.6. In the event that the royalty paid to GENERAL is a significant factor in the return realized by METASYN so as to diminish METASYN's capability to respond to competitive pressures in the market, GENERAL agrees to consider a reasonable reduction in the royalty paid to GENERAL as to each such PRODUCT for the period during which such market condition exists. Factors determining the size of the reduction will include profit margin on PRODUCT and on analogous products, prices of competitive products, total prior sales by METASYN, and METASYN' s expenditures in PRODUCT development.

         5.7. METASYN, its AFFILIATES or SUBLICENSEES shall not owe GENERAL the royalties set forth in Paragraph 5.2 above on sales of PRODUCT to the United States Government, its agencies or instrumentalities when the government reduces NET SALES PRICE by the amount of the royalty due GENERAL hereunder on the basis of its royalty-free license for government use of the PATENT RIGHTS for which the royalty, in the absence of such license, would be due hereunder.

         5.8. Any tax required to be withheld by METASYN, its AFFILIATES or SUBLICENSEES under the laws of any foreign country for the account of GENERAL shall be promptly paid by METASYN, its AFFILIATES or SUBLICENSEES, as the case may be, for and on behalf of GENERAL to the appropriate governmental authority, and METASYN, its AFFILIATES or SUBLICENSEES, as the case may be, shall use best efforts to furnish GENERAL with proof of payment of such tax. Any such tax actually paid on GENERAL'S behalf shall be deducted from royalty payments due GENERAL.

         6. REPORTS AND PAYMENTS

         6.1. METASYN shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES, if any, to keep full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable to GENERAL. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain and which shall be open for inspection at reasonable times by an independent certified public accountant to whom METASYN, its AFFILIATES or SUBLICENSEES have no reasonable objection at GENERAL's expense for the purpose of verifying royalty statements or compliance with this Agreement.

         6.2. In each year the amount of royalty due shall be calculated semiannually as of the end of each ACCOUNTING PERIOD and shall be paid semiannually within the sixty (60) days next following such date, every such payment to be supported by the accounting prescribed in Paragraph 6.3 and to be made in United States currency, except as provided in Paragraph 6.5 hereto.

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         6.3. With each semiannual payment, METASYN shall deliver to GENERAL a full and accurate accounting to include at least the following information:

                  (a) Quantity of each PRODUCT sold or leased (by country) by METASYN, and its AFFILIATES or SUBLICENSEES;

                  (b)      Total billings for each PRODUCT (by country);

                  (c) Quantities of each PRODUCT used by METASYN and its AFFILIATES OR SUBLICENSEES;

                  (d)      Names and addresses of all SUBLICENSEES of METASYN;
                           and

                  (e)      Total royalties payable to GENERAL.

         6.4. The royalty payments due under the Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one percent (1%) above the prime rate in effect at the First National Bank of Boston on the due date, not to exceed the maximum permitted by law. The payments of such interest shall not preclude GENERAL from exercising any other rights it may have as a consequence of the lateness of any royalty payment.

         6.5. Except as set forth below, revenues from sales of PRODUCTS or sublicenses received by METASYN in the form of foreign currency which is convertible into U.S. dollars shall be converted, for purposes of computation of royalties due GENERAL, at the conversion rate published in the Wall Street Journal on the day on which such foreign currency is received by METASYN. If by law, regulations, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, METASYN shall give GENERAL prompt notice in writing and shall pay the royalty and other amounts due through such means or methods as are lawful in such country as GENERAL may reasonably designate. Failing the designation by GENERAL of such lawful means or methods within thirty (30) days after such notice is given to GENERAL, METASYN shall deposit the royalty payment due in local currency to the credit of GENERAL in a recognized banking institution designated by GENERAL or, if none is designated by GENERAL within the period of thirty (30) days as described above, in a recognized banking institution selected by METASYN and identified in a notice in writing given to GENERAL by METASYN, and such deposit shall fulfill all obligations of METASYN with respect to such royalties and other amounts due.

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         7. REPRESENTATION AND WARRANTIES

         7.1. Nothing in this Agreement shall be construed as a warranty or representation by either party as to the validity of any PATENT RIGHTS. Nothing in this Agreement shall be construed as a warranty or representation by either party that anything made, used, sold, sublicensed, or otherwise disposed of under any license granted under this Agreement is or will be free from infringement of domestic or foreign patent rights or other rights of other parties.

         7.2. GENERAL represents that to the best of its knowledge it is the sole owner of all right title and interest in any inventions to be claimed in any PATENT RIGHTS and represents that it has not made nor will during the term of this Agreement make without the written consent of METASYN, any agreement with others dealing with the PATENT RIGHTS in conflict with the rights granted herein, subject to any rights of the Federal government pursuant to Paragraph
2.2. hereof.

         7.3. GENERAL hereby represents to the best of its knowledge that whatever rights, title and interest its employees or members of its medical staff have in the PATENT RIGHTS by virtue of their employment or medical staff membership as of the LICENSE EFFECTIVE DATE have been assigned to GENERAL.

         7.4. GENERAL represents that to the best of its knowledge it does not have any patents or patent applications, other than those included in the PATENT RIGHTS, which (i) would prevent METASYN from making, using or selling PRODUCTS or practicing or otherwise using the PATENT RIGHTS or (ii) dominate the inventions claimed in the PATENT RIGHTS.

         7.5. GENERAL represents that it is acquiring the SHARES for its own account, for investment and not for, with a view to, or in connection with, any transfer, assignment, resale or distribution thereof, in whole or in part. GENERAL understands that the SHARES have not been registered under the Securities Act of 1933, as amended, nor have they been registered or qualified pursuant to the provisions of the securities laws of any other applicable jurisdictions, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws, and that they must be held indefinitely unless they are subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration. GENERAL acknowledges that the certificates for the SHARES shall bear a legend substantially in the following form restricting their transfer, and that a notation restricting such transfer will be made on the stock transfer books of METASYN:

                  The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be sold, assigned or otherwise transferred in the absence of an effective registration statement under said Act covering the transfer or an opinion of counsel satisfactory to the issuer that registration under said Act is not required.



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         GENERAL has sufficient knowledge and experience in business and financial matters and with respect to investment in securities of privately held companies so as to enable it to analyze and evaluate the merits and risks of acquisition of the SHARES contemplated hereby and is capable of protecting its interest in connection with this transaction. GENERAL is able to bear the economic risk of owning the SHARES, including a complete loss of their value. GENERAL acknowledges that its representatives have had the opportunity to ask questions and receive answers from officers and representatives of METASYN in connection with its acquisition of the SHARES.

         7.6. METASYN represents that its authorized capital stock consists of 8,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), of which 2,062,236 shares were issued and outstanding as of February 23, 1995, and 3,237,922 shares of Preferred Stock, $.01 par value per share, of which 417,552 have been designated Series A Preferred Stock and 481,097 of which were issued and outstanding as of February 23, 1995, and 2,820,370 of which have been designated Series B Preferred Stock and 2,643,736 of which were issued and outstanding as of February 23, 1995. A copy of the Certificate of Incorporation, as amended, and the Bylaws of METASYN, each as in effect on and as of the date hereof, is being delivered concurrently with the delivery of this Agreement.

         8. INFRINGEMENT

         8.1. METASYN shall inform GENERAL promptly in writing of any alleged infringement of PATENT RIGHTS by a third party of which it shall have knowledge and provide any available evidence of infringement.

         8.2. GENERAL shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of PATENT RIGHTS and, in furtherance of such rights, METASYN hereby agrees that GENERAL may join METASYN as a party plaintiff in any such suit, without expense to METASYN. The total cost of any such infringement action commenced or defended solely by GENERAL shall be borne by GENERAL. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of METASYN which consent shall not unreasonably be withheld. Any recovery or damages for past infringement derived from such action shall first be used to reimburse GENERAL for all expenses and legal fees connected with such action. GENERAL shall then keep any recovery or damages equal to the amount of royalties not received by GENERAL. Any recovery or damages then remaining shall be used to compensate METASYN for its lost profits or a reasonable royalty on the sales of the infringer, whichever measure of damages the court shall have applied. In the event the damages remaining after the deductions of expenses and legal fees are not sufficient to cover the allocations to both GENERAL and METASYN set forth in the preceding two sentences, the remaining damages will be allocated between GENERAL and METASYN on a pro rata basis. In the event recovery or damages still remain after the above-mentioned allocations the remainder shall be divided as follows: [ ]* to GENERAL and the remaining [ ]* to METASYN.

         8.3. If within six months after having been notified of any alleged infringement GENERAL shall have been unsuccessful in causing the alleged infringer to desist and shall


*Confidential information omitted and filed with the Commission.

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not have brought or shall not be diligently prosecuting an infringement action, or if GENERAL shall notify METASYN at any time prior thereto of its intention not to bring suit against any alleged infringer, then, in those events only, METASYN may, for such purposes, use the name of GENERAL as party plaintiff, and GENERAL shall cooperate with METASYN in such action at METASYN's expense. No settlement, consent judgment or other voluntary final disposition of the suit which invalidates or restricts the claims of such PATENT RIGHTS may be entered into without the consent of GENERAL, which consent shall not be unreasonably withheld. METASYN shall indemnify GENERAL against any order for payment that may be made against GENERAL in such proceedings.

         8.4. In the event that any action is brought against METASYN for infringement of any patent or for wrongful use of any proprietary information of any third party arising out of METASYN's exercise of any PATENT RIGHTS licensed under this Agreement, GENERAL agrees to cooperate with METASYN, at METASYN's expense, in connection with METASYN's defense of such action.

         8.5. In the event that METASYN shall undertake the enforcement and/or defense of the PATENT RIGHTS by litigation, METASYN may withhold up to [ ]* of the royalties and sublicense revenues otherwise due GENERAL hereunder
(after any reduction pursuant to Paragraph 5.4) after notification of infringement and apply the same toward reimbursement of its expenses, including reasonable attorneys' fees, in connection therewith. In order for such royalties to be continued to be withheld, METASYN must continuously and diligently pursue such enforcement and/or defense. GENERAL may retain counsel at its expense to represent it in such suit. Any recovery of damages by METASYN for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of METASYN and then the expenses and legal fees of GENERAL, if any, relating to the suit. Next the remaining damages shall be applied toward compensation for METASYN's lost profits or a reasonable royalty on the sales of the infringer, whichever measure of damages the court shall have applied, and the reimbursement to GENERAL of royalties withheld by METASYN pursuant to this Paragraph 7.5 and royalties not received by GENERAL from sales by the infringer. In the event damages remaining after the deduction of any unreimbursed expenses and legal fees of METASYN or GENERAL relating to the suit are not sufficient to cover the allocations to METASYN and GENERAL set forth in the preceding sentence, the damages remaining after reimbursement of expenses and legal fees shall be allocated to METASYN and GENERAL on a pro rata basis. Any damages or recovery remaining after the allocations to METASYN and GENERAL of lost profits or unrecovered royalties as previously set forth shall be divided as follows:
[ ]* to METASYN and [ ]* to GENERAL.

         8.6. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the PATENT RIGHTS shall be brought against METASYN, GENERAL as its option, shall have the right, within thirty (30) days after commencement of such action to intervene and take over the sole defense of the action at its own expense.

         8.7. In the event one party undertakes the enforcement and/or defense of any PATENT RIGHTS hereunder, the other party shall use reasonable efforts to fully cooperate with and shall supply all assistance reasonably requested by the party initiating or carrying




*Confidential information omitted and filed with the Commission.

out such proceedings. The party that institutes any proceeding to enforce or defend PATENT RIGHTS shall have sole control of that proceeding and shall bear the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Section.

         9. INDEMNIFICATION AND INSURANCE

         9.1. METASYN shall indemnify, defend and hold harmless GENERAL and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by METASYN or by a SUBLICENSEE, AFFILIATE or agent of METASYN of any product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

         9.2. METASYN's indemnification under Paragraph 9.1(i) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. METASYN's indemnification under Paragraph 9.1(ii) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities or willful misconduct of the Indemnitees.

         9.3. GENERAL shall promptly notify METASYN of any claim of which it has knowledge which could give rise to an obligation of METASYN to indemnify it hereunder, shall cooperate with METASYN in any proceeding arising under Paragraph 9.1 and agrees that METASYN shall have full control over the conduct of the defense and settlement thereof. METASYN agrees, at its own expense, to provide attorneys reasonably acceptable to the GENERAL to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

         9.4. At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by METASYN or by a SUBLICENSEE, AFFILIATE or agent of METASYN (hereinafter "OTHER SELLER"), METASYN shall itself or in the alternative shall ensure that OTHER SELLER either
(i) at its sole cost and expense, procure(s) and maintain(s) comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds or
(ii) pay(s) for the procurement and maintenance by GENERAL of insurance in the amounts and in the form set forth in this Paragraph. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage, both of which shall apply to METASYN' s indemnification under Paragraph 9.1 of this Agreement. METASYN shall ensure that if METASYN or OTHER SELLER elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be reasonably acceptable to the GENERAL and the Risk Management Foundation of the Harvard Medical Institutions Inc. The minimum amounts of insurance coverage required under this Paragraph 9.4 shall not be construed to create a limit of METASYN's liability with respect to its indemnification under Paragraph 9.1 of this Agreement.

         9.5. METASYN shall provide GENERAL with written evidence of such insurance upon request of GENERAL. METASYN shall provide GENERAL with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if METASYN or OTHER SELLER does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, GENERAL shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or additional waiting periods.

         9.6. METASYN shall itself maintain, or shall ensure that OTHER SELLER maintains or that payments are made for the maintenance by GENERAL of, as the case may be, such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by METASYN or by OTHER SELLER and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than ten (10) years.

         9.7. This Section 9 shall survive expiration or termination of this Agreement.

         10. TERMINATION

         10.1. METASYN shall have the right to terminate any license granted hereunder or to convert any such license from an exclusive license to a nonexclusive license, upon sixty (60) days prior written notice to GENERAL. METASYN may exercise its right to terminate or convert to a nonexclusive license any license granted hereunder on a patent-by-patent and/or a country-by-country basis.

         10.2. If either party shall fail to faithfully perform any of its obligations under this Agreement, the nondefaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within sixty (60) days after such notice, the notifying party may terminate this Agreement upon thirty (30) days prior written notice; provided, however, that all royalties accrued prior to such termination shall be paid. Termination of a patent license under one patent shall not affect a patent license under another patent.

         10.3. Notwithstanding any early termination pursuant to Paragraph 10.2 ("Early Termination"), METASYN shall have the right for one year after the effective date of an Early Termination to dispose of all completed or substantially completed PRODUCTS then in hand and to complete all orders for PRODUCTS then in hand which METASYN is unable to cancel without penalty.

         10.4. Upon termination of any license granted hereunder METASYN shall pay GENERAL all royalties due or accrued on (i) the sale of PRODUCT up to and including the date of termination and (ii) the sale of PRODUCT pursuant to Paragraph 10.3 hereof.

         10.5. Unless otherwise terminated as provided for in this Agreement, GENERAL shall have the right to terminate the licenses and rights granted to METASYN in any country under this Agreement in the event that after the FIRST COMMERCIAL SALE of PRODUCT in such country there is a continuous [ ]* period in which no PRODUCT is sold in such country, provided that such sale is not prevented by force majeure, government regulation or intervention, or institution of a law suit by a third party.

         10.6. Unless otherwise terminated as provided for in this Agreement, the licenses to PATENT RIGHTS granted hereunder will continue on a country by country basis until the last to expire of any PATENT RIGHTS, the claims of which but for this Agreement would be infringed by the manufacture, use or sale of any PRODUCT in the applicable country, at which time METASYN shall have a fully paid up license.

         10.7. In the event that any license granted to METASYN under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that:

                  (a) the SUBLICENSEE is not then in breach of its sublicense agreement;

                  (b) the SUBLICENSEE agrees to be bound to GENERAL as the licensor under the terms and conditions of the sublicense agreement, as modified by the provisions of this Paragraph 10.7;

                  (c) the SUBLICENSEE, at GENERAL'S written request, assumes in a signed writing the same obligations to GENERAL as those assumed by METASYN under Sections 9 and 11 hereof;

                  (d) GENERAL shall have the right to receive the greater of (i) any payments payable to METASYN under such sublicense agreement to the extent they are reasonably and equitably attributable to such SUBLICENSEE'S right under such sublicense to use and exploit PATENT RIGHTS, or (b) the royalty payments set forth in Paragraph 5.2 hereof;

                  (e) the SUBLICENSEE agrees to be bound by the due diligence obligations of METASYN pursuant to Section 3 hereof, in the field and territory of sublicense;

                  (f) GENERAL has the right to terminate such sublicense upon the terms and conditions set forth in Section 10.2; and

                  (g) GENERAL shall not assume, and shall not be responsible to such SUBLICENSEE for, any representations, warranties or obligations of




*Confidential information omitted and filed with the Commission.

                           METASYN to such SUBLICENSEE, other than to permit such SUBLICENSEE to exercise any right to PATENT RIGHTS that are granted under such sublicense agreement consistent with the terms of this Agreement.

         11.  MISCELLANEOUS

         11.1. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.

         11.2. In order to facilitate implementation of this Agreement, GENERAL and METASYN are designating the following individuals to act on their behalf with respect to this Agreement for the matter indicated below:

                  (a) with respect to all royalty payments, any correspondence pertaining to any PATENT RIGHTS, or any notice of the use of GENERAL's name: for GENERAL, the Director, Office of Technology Affairs, and for METASYN Dr. Randall Lauffer, President.

                  (b) any amendment of or waiver under this Agreement, any written notice or other communication pertaining to the Agreement: for GENERAL, the Director, Office of Technology Affairs, and for METASYN, Dr. Randall Lauffer, President.

                  (c) the above designations may be superseded from time to time by alternative designations made by: for GENERAL, the Director, Office of Technology Affairs, and for METASYN, Dr. Randall Lauffer, President.

         11.3. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

         11.4. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. METASYN may at any time request that GENERAL ascertain whether Risk Management Foundation has in effect Uniform Indemnification and Insurance Provisions more favorable to METASYN than those of this Agreement, in which event METASYN and GENERAL shall amend this Agreement to include such more favorable provisions.

         11.5. Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of

God; acts, regulations or laws of any government; strikes or their concerted acts of worker; fires; floods; explosions; riots; wars; rebellion; and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

         11.6. Neither party shall use the name of the other party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. For GENERAL, such approval shall be obtained from the Director of Public Affairs.

         11.7. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

         11.8. This Agreement shall not be assignable by GENERAL without METASYN's written consent except for the right to receive royalties payable herein. METASYN may at its own discretion and without approval by GENERAL transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary or any assignee or purchaser of the portion of its business associated with the manufacture and sale of PRODUCT. In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement. Otherwise this Agreement shall be assignable by METASYN only with the consent in writing of GENERAL.

         11.9. Except as to issues relating to the validity, construction or effect of any PATENT RIGHTS, any dispute arising under this Agreement which the parties are unable to resolve shall be submitted to arbitration pursuant to this Paragraph 11.9. Any arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association (the "AAA"), except where modified by this Paragraph 11.9, before a panel of three (3) arbitrators. Each party shall select one (1) arbitrator no later than twenty (20) days after the serving of a demand for arbitration by either party and the third arbitrator, who shall be the chairman of the arbitration panel, shall be appointed by the first two (2) arbitrators no later than twenty (20) days after the first two (2) arbitrators are selected. In the event any party fails to select its arbitrator within the required time period or the third arbitrator is not selected within the required time period, such arbitrator(s) shall be appointed within ten (10) days by the AAA in accordance with its normal selection procedures. Each party shall pay fifty percent (50%) of the AAA arbitration expenses.

         11.10. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

         THE PARTIES have duly executed this Agreement as of the date first shown above written.

METASYN, INC.                             THE GENERAL HOSPITAL CORPORATION


BY    /s/ Randall B. Lauffer              BY     /s/ Marvin C. Guthrie
     -----------------------                    ---------------------------

TITLE Chairman                            TITLE V.P. Patents Licensing and
                                                Industry Sponsored Research

                                                             Appendix A

1)       U.S. Ser. No. 731,841 filed May 8, 1985 (now U.S. Patent
                  No. 4,899,755) for "Hepatobiliary NMR Contrast Agents" Randall B. Lauffer and Thomas J. Brady, Inventors

2)       U.S. Ser. No. 860,540 filed May 7, 1986 (now U.S. Patent
                  No. 4,880,008) for "In Vivo Enhancement of NMR Relaxivity," Randall B. Lauffer, Inventor

3)       U.S. Serial No. 399,737 filed August 28, 1989 for "Hydroxyaryl Metal
                  Chelates for Diagnostic NMR Imaging," Randall B. Lauffer and Scott K. Larsen, Inventors.

4)       International Patent application #PCT/US86/01035 filed May 8, 1986;
                  publication number WO 86/06605 covering the claims contained in items 1 and 2 above.

5)       International Patent application PCT/US90/04887 filed August 28, 1990;
                  publication number WO 91/03200 covering the claims contained in item 3 above.